Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988, No. 333-179933 and No. 333-204120) of Schweitzer-Mauduit International, Inc. on Form S-8 of our report dated June 28, 2019, with respect to the financial statements and supplemental schedule of Schweitzer-Mauduit International, Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Schweitzer-Mauduit International, Inc. Retirement Savings Plan for the year ended December 31, 2018.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia
June 28, 2019